Exhibit 99.1

WEIGHT WATCHERS INTERNATIONAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

14. Segment and Geographic Data

Effective December 29, 2013, the Company realigned its organizational structure to better leverage its significant assets and align its innovation efforts by integrating its Weight Watchers International and WeightWatchers.com businesses and assigning responsibility for those integrated businesses on a geographical basis. This resulted in the Company changing the determination of its reportable segments such that the Company now has four reportable segments: North America, United Kingdom, Continental Europe and Rest of World. Rest of World represents Asia Pacific, Emerging Markets and Franchise operations, which have been grouped together as if they were a single reportable segment because they do not meet any of the quantitative thresholds and are therefore immaterial for separate disclosure. The Company determined these segments to be its reportable segments due to the fact that discrete financial information for each of these segments is regularly reviewed by the chief operating decision maker (“CODM”). To be consistent with the information that is presented to the CODM, the Company does not include intercompany activity in the segment results. Segment information for all periods presented below has been revised to reflect the new reportable segment structure.

	Total Revenue for the Year Ended
	December 28, 2013	December 29, 2012	December 31, 2011
North America	$1,164,018	$1,258,461	$1,234,095
United Kingdom	172,783	204,506	227,238
Continental Europe	299,403	270,701	247,003
Rest of World	87,919	105,764	124,158

Total revenue	$1,724,123	$1,839,432	$1,832,494

	Net Income for the Year Ended
	December 28, 2013	December 29, 2012	December 31, 2011
Segment operating income:

North America	$406,109	$437,379	$460,269
United Kingdom	34,429	63,320	62,701
Continental Europe	66,273	38,714	36,493
Rest of World	13,774	22,690	29,888

Total segment operating income	520,585	562,103	589,351

General corporate expenses	(59,828)	(51,298)	(43,023)
Interest expense	103,108	90,537	59,850
Other expense, net	599	1,979	3,386
Early extinguishment of debt	21,685	1,328	0
Provision for taxes	130,640	159,535	178,748

Net Income	$204,725	$257,426	$304,344

	Depreciation and Amortization for the Year Ended
	December 28, 2013	December 29, 2012	December 31, 2011
North America	$32,923	$26,808	$20,033
United Kingdom	1,269	1,159	1,152
Continental Europe	2,222	2,182	2,133
Rest of World	1,965	2,068	2,796

Total segment depreciation and amortization	38,379	32,217	26,114

General corporate depreciation and amortization	14,197	11,493	9,706

Depreciation and amortization	$52,576	$43,710	$35,820

The following table presents information about the Company’s revenue by source and other information by geographic area. There were no material amounts of sales or transfers among geographic areas and no material amounts of US export sales.

	Revenues for the Year Ended
	December 28, 2013	December 29, 2012	December 31, 2011
Meeting fees	$851,626	$934,933	$990,296
Internet revenues	522,226	504,338	399,495
Product sales	245,319	294,758	334,303
Franchise royalties	9,035	12,732	14,461
Other	95,917	92,671	93,939

	$1,724,123	$1,839,432	$1,832,494

	Revenues for the Year Ended
	December 28, 2013	December 29, 2012	December 31, 2011
United States	$1,068,216	$1,169,234	$1,151,811

Canada	95,802	89,227	82,284
United Kingdom	172,783	204,506	227,238
Continental Europe	299,403	270,701	247,003
Rest of World	87,919	105,764	124,158

Total Foreign	655,907	670,198	680,683

	$1,724,123	$1,839,432	$1,832,494

	Long-Lived Assets
	December 28, 2013	December 29, 2012	December 31, 2011
United States	$79,448	$63,147	$33,722

Canada	3,070	2,561	1,474
United Kingdom	1,192	1,645	1,508
Continental Europe	2,083	2,431	2,208
Rest of World	1,259	1,984	2,160

Total Foreign	7,604	8,621	7,350

	$87,052	$71,768	$41,072